Exhibit 5.5

CONSENT OF EXPERT

Reference is made to the Registration Statement on Form F-10 (the “Form F-10”) of Cameco Corporation (the “Corporation”) filed with the United States Securities and Exchange Commission (the “Commission”) pursuant to the United States Securities Act of 1933, as amended, and any amendments thereto.

I hereby consent to reference to my name and my involvement in the preparation of, or supervision of the preparation of, scientific and technical information in the following instances:

1.

under the headings “Operations and projects – Uranium – Tier-one operations – Cigar Lake”, “Operations and projects – Uranium – Tier-one operations – Inkai”, “Mineral reserves and resources” and “Governance – Interest of experts” in the Corporation’s Annual Information Form for the year ended December 31, 2021 dated March 22, 2022 for the Cigar Lake and Inkai operations; and

2.

under the headings “Operations and projects – Uranium – Tier-one operations – Cigar Lake”, “Operations and projects – Uranium – Tier-one operations – Inkai”, and “Mineral reserves and resources” in Management’s Discussion and Analysis for the year ended December 31, 2021 dated February 9, 2022 for the Cigar Lake and Inkai operations,

(collectively the “Technical Information”) in the Form F-10, and to the inclusion and incorporation by reference of information derived from the Technical Information into the Form F-10 and any amendments or supplements thereto filed by the Corporation with the Commission.

Sincerely,

/s/ Scott Bishop
Name: Scott Bishop, P. Eng.
Title: Director, Technical Services, Cameco Corporation

Date: September 26, 2022